EXHIBIT 99.1

EOG Resources, Inc.	P.O. Box 4362, Houston, TX 77210-4362
News Release
For Further Information Contact:	Investors
Cedric W. Burgher
(713) 571-4658
David J. Streit
(713) 571-4902
W. John Wagner
(713) 571-4404

Media and Investors
Kimberly M. Ehmer
(713) 571-4676

EOG Resources Appoints Robert P. Daniels to Board of Directors

•	Announces Leighton Steward Set to Retire from Board of Directors

FOR IMMEDIATE RELEASE:    Wednesday, February 22, 2017

HOUSTON - EOG Resources, Inc. (EOG) today announced the appointment of Robert P. Daniels to its Board of Directors, effective March 1, 2017. Daniels served as an Executive Vice President of Anadarko Petroleum Corporation, a publicly traded oil and gas exploration and production company (Anadarko), from May 2013 until his retirement in December 2016, and as a Senior Vice President of Anadarko from May 2004 to May 2013. Mr. Daniels also serves as a director of MicroSeismic, Inc. and is active in industry and civic associations.
“We are very pleased to welcome Bob to the EOG Board of Directors,” said William R. “Bill” Thomas, Chairman and Chief Executive Officer. “He brings a record of accomplishment across many aspects of the global energy industry during his 32-year career at Anadarko, and his experience and sound judgment will be a valuable asset to our Board and company.”

Leighton Steward Set to Retire as a Director
EOG also announced that H. Leighton Steward has informed the Board of his decision to retire from the Board at the end of his current term and not stand for re-election as a director at its 2017 Annual Meeting of Stockholders. Mr. Steward was first elected a Director of EOG in 2004, following a distinguished career in the oil and gas exploration and production industry. Beginning in 1962, Mr. Steward was employed in various management capacities at Shell Oil Company, including Chief of Exploration Operations, Worldwide. In 1982, he joined Louisiana Land & Exploration Company (LL&E)

and served as Chairman, President and Chief Executive Officer from 1989 until 1997 when Burlington Resources acquired LL&E. Mr. Steward then became Vice Chairman of Burlington Resources and served in this position until his retirement in 2000.
“I would like to thank Leighton for his 13 years of dedicated service to EOG,” Thomas said. “Leighton has played an integral part in helping guide EOG through its evolution from a conventional natural gas company to its present position as the technical leader in unconventional oil and gas and the largest producer of oil in the lower-48 United States.” Thomas concluded, “I have personally benefited from his wise counsel and guidance. On behalf of everyone at EOG, I offer Leighton and his wife Lynda our best wishes as he continues his retirement.”

EOG Resources, Inc. is one of the largest independent (non-integrated) crude oil and natural gas companies in the United States with proved reserves in the United States, Trinidad, the United Kingdom and China. EOG Resources, Inc. is listed on the New York Stock Exchange and is traded under the ticker symbol "EOG." For additional information about EOG, please visit www.eogresources.com.
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